UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 5, 2011

XNE INC
(Exact name of registrant as specified in its charter)

Nevada	000-25499	88-0390360
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9850 Reseda Blvd., Suite 103 Northridge, California	91324
(Address of principal executive offices)	(Zip Code)

(818) 300-5792
Registrant’s telephone number, including area code

13700 Alton Parkway, Suite 154-277
Irvine, California 92618
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Effective May 5, 2011, the Board of Directors of XNE, Inc., a Nevada corporation (the “Company”) authorized the execution of a Assignment of Contract (the “Assignment”) with New Western Energy Corporation, a Nevada corporation (“New Western”). The Assignment assigns all of New Western’s interest, approximately 75%, in a Joint Venture Contract and Operating Agreement relating to an oil lease consisting of approximately 80 acres in Nowata County, Oklahoma (the “Doshier Project”). In accordance with the Doshier Project, the operator agrees to re-work seven oil wells, plus one saltwater injection well in the Bartlesville formation, including acid frac and/or other stimulation procedure(s), and put into production all wells deemed to be of commercial value.

In accordance with the terms and provisions of the Assignment, the Company paid New Western $25,000 ($10,000 upon signing and $7,500 within 30 days and the balance of $7,500 within another 30 days) plus the delivery of 7,500,000 shares of its stock valued at $150,000 or $0.02 per share, which was the market price at the time of closing.

SECTION 3. SECURITIES AND TRADING MATTERS

ITEM 3.02 UNREGISTERED SALES

Assignment of Contract

In accordance with the terms and provisions of the Assignment of Contract (“Assignment”), the Company issued to New Western an aggregate of 7,500,000 shares of its restricted common stock.

The shares under the terms of the Assignment were issued to New Western in reliance on Section 4(2) promulgated under the United States Securities Act of 1933, as amended (the “Securities Act”). The shares have not been registered under the Securities Act or under any state securities laws and may not be offered or sold without registration with the United States Securities and Exchange Commission or an applicable exemption from the registration requirements. The per share price of the shares was based on the market price of the shares on the closing date. New Westerns acknowledged that the securities to be issued have not been registered under the Securities Act, that it understood the economic risk of an investment in the securities, and that it had the opportunity to ask questions of and receive answers from the Company’s management concerning any and all matters related to acquisition of the securities.

SECTION 5. CORPORATE GOVERNANCE AND MANAGEMENT

ITEM 5.02  DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

Effective February 25, 2011, Michael Cummings resigned as a director and as Chief Executive Officer, Chief Financial Officer, and Secretary of XNE Inc . (the “Company”).

Prior to Mr. Cummings’ resignation, Imran Firoz was appointed as the sole director and Mr. Firoz became Chief Executive Officer, Chief Financial Officer, and Secretary of the Company.

A business history of Mr. Firoz follows:

Mr. Firoz has a proven track record in the areas of investment banking, strategic planning & corporate development, M&A, financial restructuring and risk management. Over the past 15 years, Mr. Firoz has held a variety of leadership positions across the globe with organizations in the United States, Canada, Middle East and India. He has been responsible for guiding due diligence efforts, implementing financial controls, putting in practice compliance guidelines and planning disaster recovery strategy in early stage and growth companies.

From July 2007 to date, Mr. Firoz is a Managing Partner of Marque 3 LLC, a management consulting company based in Pasadena, California, where he has served as a management consultant/adviser to senior executives of several companies including but not limited to Chairman of Latimer Lighting Corporation (USA) from December 2010 till present, Country Head of HBG Holdings (Saudi Arabia) from October 2008 until October 2009, Chairman of Sasco Global Investments (Canada) from December 2007 until January 2009 and Chairman of Mascon UAE LLC (UAE) from August 2007 until December 2007. Mr. Firoz was the Chief Financial Officer of Master Capital Group Corp. from November 2004 until May 2007 where he provided financial oversight to accounting & finance department of the company and advised the Board of Directors on financial implications of business activities.

In January 2002, Mr. Firoz served on numerous transactions including as a key member of lead M&A advisory team with National Bank Financial (NBF, Canada) on the $10 billion three-way mega gold merger of Newmont-Normandy-Franco-Nevada and during the same period he was a member of NBF’s investment banking team that advised Treasurer of Hydro One on the restructuring and sale of Ontario Electricity Financial Corporation debt of $2.9 billion in the Canadian public debt markets.

Mr. Firoz started his career as a Chemical Engineer with Tata Chemicals Limited in December 1994 until September 1997, where he led several cross functional teams to manage commissioning activities, plant operations and other technical projects for Ammonia Plant. From October 1997 to July 1999, Mr. Firoz worked as a Senior Process Engineer with Saudi Methanol Company, a subsidiary of Saudi Basic Industries Corporation (SABIC) where he was responsible for technical services and making improvement in plant safety management.

Mr. Firoz received his MBA in April 2001 from Richard Ivey School of Business, University of Western Ontario, Canada and graduated in July 1993 with Bachelor of Engineering (Chemical) from Aligarh University, India. Mr. Firoz is a Certified Financial Risk Manager from Global Association of Risk Professionals (GARP), New Jersey since January 2003. Mr. Firoz is 39 years old.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements of Business Acquired.

Not applicable.

(b) Pro forma Financial Information .

Not applicable.

(c) Shell Company Transaction.

Not applicable.

(d) Exhibits.

1.01	Assignment of Contract dated May 5, 2011, between the Company and New Western Energy Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XNE INC.

DATE: May 6, 2011	By:	/s/ Imran Firoz
	Name:	Imran Firoz
	Title:	Chief Executive Officer

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